UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

CALIFORNIA MICRO DEVICES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALIFORNIA MICRO DEVICES FILES DEFINITIVE PROXY MATERIALS INCLUDING

LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR CMD’s Nominees on the WHITE Proxy Card Today

MILPITAS, Calif. – July 31, 2009 –California Micro Devices (Nasdaq Global: CAMD) ( “CMD” or “The Company”) today announced that it filed with the Securities and Exchange Commission (“SEC”) definitive proxy materials in connection with the Company’s 2009 Annual Meeting of Stockholders. Stockholders of record at the close of business on July 20, 2009 will be entitled to vote at the September 17, 2009 Annual Meeting.

CMD’s Board of Directors unanimously recommends that stockholders vote FOR ALL of the Company’s directors – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock– on the WHITE proxy card. Stockholders are encouraged to vote by telephone, Internet or by signing, dating and returning the WHITE proxy card.

The Company also today filed the following letter with the SEC, which will be mailed to its stockholders:

RE-ELECT ALL CALIFORNIA MICRO DEVICES’ DIRECTORS

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

July 31, 2009

Dear Fellow California Micro Devices Stockholder:

At California Micro Devices’ 2009 Annual Meeting of Stockholders on Thursday, September 17, 2009, you will have the opportunity to re-elect the highly qualified members of your Board of Directors.

As a result of the collective guidance and experience of your Board, the Company has made solid progress towards meeting a number of challenges over the past few years, including the recent global economic crisis, and as a result, the Company is well-positioned to compete going forward. Your Board and management have confidence in the Company’s future and the commitment and incentive to create stockholder value. A dissident stockholder, Dialectic Capital, however, has launched a disruptive hostile proxy contest in an attempt to replace three of our talented, experienced directors with its own nominees and thereby advance Dialectic’s own self-serving agenda rather than the common interests of all our stockholders.

We ask you to protect the future value of your investment by voting your shares FOR ALL of the Company’s directors – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock – on the WHITE proxy card.

Your Board and management team have always been committed to strong corporate governance, and we recognize the importance of bringing fresh and diverse perspectives to the boardroom. That is precisely why, with the assistance of a leading executive search firm, the Company recently conducted a nationwide search for another independent director with the particular skills and experience that would assist the Company in achieving its next stage of development. During that time, we solicited the input of some of our largest stockholders. We were pleased to announce that this process led to the addition of Mr. Castor to the Board. Mr. Castor brings to the Board more than thirty years of industry experience, much of it in the semiconductor industry. He is a veteran public company executive and board member, with a deep background in corporate strategy.

CALIFORNIA MICRO DEVICES IS MOVING IN THE RIGHT DIRECTION

WITH A CLEAR PLAN TO BUILD STOCKHOLDER VALUE

The current environment is a challenging one for our industry, and for this company. That is why your Board and management team have developed a clear action plan to address the challenges we face and continue to build value for all stockholders:

¡	We are focused on high growth markets (mobile handsets, high brightness LEDs and digital consumer electronics) that give California Micro Devices the opportunity to grow, even in a down economy;
¡	Because we currently have the strongest product portfolio and pipeline in our history and our value proposition of innovation and responsiveness is resonating strongly with many of our customers (who include the top five mobile handset manufacturers, three of the top consumer electronics manufacturers and one of the top HBLED manufacturers) we have the opportunity to increase share in these growth markets; and
¡	We have the financial staying power to invest in the future and to ensure that our customers can continue to count on us to meet their needs in the future, despite the current economic disruption.

Building on these strengths, we are confident that the Company will emerge from this challenging period in the best possible position to capitalize on our opportunities. Our near term priorities include:

¡	Returning to positive operating cash flow and profitability;
¡	Improving gross margin through a continued focus on cost reduction and higher margin market segments;
¡	Increasing revenue by growing market share in high growth market segments;
¡	Continuing to strengthen key customer relationships;
¡	Accelerating design win activity in key markets; and
¡	Investing in key new products.

Your Board and management team are dedicated to building value for all stockholders. We are excited by the opportunities that lie ahead, and look forward to executing on our plans.

YOUR BOARD IS INDEPENDENT, EXPERIENCED AND COMMITTED TO BUILDING

STOCKHOLDER VALUE

California Micro Devices has a dedicated and hard working Board. All members of your Board, other than our Chief Executive Officer, are independent. Every board member has many years of relevant industry experience and has served as either a director or senior executive of other public companies, with the exception of the Chairman of our Audit Committee, who has many years of experience as a partner at a leading accounting firm. The depth and breadth of expertise in public company leadership, finance, the semiconductor industry and overall executive management that your directors possess has helped them develop and implement the Company’s strategy to enhance value for all of the Company’s stockholders. The Board has successfully led this Company through adversity in the past and we are confident that this is the right Board to lead this Company to renewed success in the future. Accompanying this letter is biographical information regarding each of your Board nominees.

DIALECTIC OFFERS NO PLAN TO BUILD STOCKHOLDER VALUE AND HAS NOT

SHOWN THAT ELECTING ITS NOMINEES IN PLACE OF THREE DEDICATED MEMBERS

OF YOUR BOARD WOULD BE BENEFICIAL TO YOUR COMPANY

Your Board and management are continuously engaged in seeking ways to augment stockholder value and welcome stockholder engagement. The specific proposals made by Dialectic, however, have been misguided. Furthermore, Dialectic has refused to allow us appropriate access to its director nominees, leading us to question Dialectic’s intentions and the commitment of Dialectic’s nominees to the interests of all California Micro Devices stockholders.

Late last year, Dialectic’s Managing Member, John Fichthorn, who is now one of Dialectic’s director nominees, wrote a letter to your Board proposing that California Micro Devices deplete its cash reserves by issuing a large cash dividend. The letter also demanded that the Company “immediately engage an investment bank and begin a sale process of the Company.” I wrote back personally thanking Mr. Fichthorn for his interest in the Company, but explaining the shared view of your Board and management that it was important to retain the Company’s cash for operations and as a reserve to show financial strength to our customers, particularly in the current troubled economy. I also expressed our view that it was not in our stockholders’ interests to explore a sale of the Company when the stock market and our stock price were at close to their low points over the past several years and when the Company had solid plans for growth. We continue to hold those views and even Dialectic may be having second thoughts about the wisdom of its previously requested course of action, stating in its preliminary proxy statement that its nominees “are not committed to paying a large special cash dividend or pursuing a sale of the Company.”

Your Company has continued its engagement with Dialectic. Both your Chief Executive Officer and I have spoken with Mr. Fichthorn on numerous occasions and, mindful of the potential expense and disruption a proxy contest would cause, we tried to arrange for the Dialectic nominees to meet with the Company’s Nominating and Corporate Governance Committee to determine their suitability as potential directors – as we would do for any potential nominee. Dialectic raised an insurmountable obstacle to the Company’s process: Dialectic would only permit the Committee to meet with its nominees if we first agreed to accept them as directors. In fact, Dialectic’s actions have made it clear that Dialectic refuses to consider any outcome other than the addition of one or more of its nominees to your Board.

Based on the background information Dialectic has provided, the replacement of three of your directors with Dialectic’s nominees would not enhance the experience or expertise of your Board, and would act in the interests of Dialectic, and not of all California Micro Devices stockholders. Dialectic has not proposed any plan or ideas that would produce greater value for the Company. We urge you to re-elect ALL of your Company’s directors on the WHITE proxy card.

YOUR VOTE IS IMPORTANT –

RE-ELECT YOUR DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY

California Micro Devices’ strategic and operational achievements demonstrate that we have the right plan and the right team in place to reach our goals and continue to create significant stockholder value.

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

On behalf of the Board of Directors, we thank you for your continued support of California Micro Devices.

Sincerely,

/s/

Wade Meyercord

Chairman

California Micro Devices

KNOW YOUR DIRECTORS

CALIFORNIA MICRO DEVICES HAS A HIGHLY EXPERIENCED, INDEPENDENT & QUALIFIED

BOARD

Jon S. Castor Director since 2009	Mr. Castor has been a member of our Board of Directors since July 2009. He has been a private investor and a member of public and private boards of directors since June 2004. Previously, from August 2003 to June 2004, Mr. Castor was an executive with Zoran Corporation, a provider of digital solutions for applications in the digital entertainment and digital imaging markets, as the Senior Vice President and General Manager of Zoran’s DTV Division and then as a post-acquisition advisor to the CEO. From October 2002 to August 2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits and software for digital televisions and printers, which was acquired by Zoran. In 1996, Mr. Castor co-founded TeraLogic, Inc., a developer of digital television integrated circuits, software and systems, where he served in several capacities, including as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired, first by Oak Technology in 2002 for approximately $55 million and then indirectly in 2003 by Zoran when Zoran acquired Oak Technology. Mr. Castor has served as a director of publicly-traded Adaptec, Inc. (data storage hardware and software solutions) since July 2006; Omneon (video server and media storage equipment) since December 2006 and Chairman since April 2007; Staccato Communications (Ultra Wideband (UWB) silicon and software solutions) since the merger of Artimi and Staccato in November 2007; and publicly-traded Genesis Microchip from November 2004 until its sale to ST Microelectronics in January 2008. Mr. Castor earned a B.A. from Northwestern University in Evanston, Illinois and an MBA from Stanford University in Stanford California.

Robert V. Dickinson President, CEO and Director since 2001	Mr. Dickinson has been President, Chief Executive Officer, and a member of our Board of Directors since April 2001. From August 1999 to April 2001, he was Vice President and General Manager of the Optical Storage Division of Cirrus Logic, Inc., a semiconductor manufacturer, where, starting in 1992, he served in several other senior executive roles including President of its Japanese subsidiary. Previously, he held senior management positions at Western Digital Corporation, a semiconductor and disk drive manufacturer, from 1988 to 1992, following its acquisition of Verticom, Inc., where he served as President and Chief Executive Officer, from 1987 to 1988. Mr. Dickinson also served as a Director of Transmeta Corporation, a publicly-traded semiconductor company, from May 2005 though its acquisition by Novafora in January, 2009. Mr. Dickinson earned an A.B. in Physics from the University of California in Berkeley, California and an M.S. in Physics from the University of Washington in Seattle, Washington. He also was a Sloan Fellow at the Stanford University Graduate School of Business in Stanford, California.

Wade F. Meyercord Director since 1992 Chairman since 1994	Mr. Meyercord has been Chairman of the Board since 1994 and a Director since December 1992. Mr. Meyercord has been President of and a consultant for Meyercord & Associates, Inc., a consulting firm primarily to publicly-traded companies about their management and director compensation, since 1987. From 1999 to 2002, he was Senior Vice President, Finance and Administration, and Chief Financial Officer of Rioport, Inc., an applications service provider for digital music distribution. Previously he was Senior Vice President of Diamond Multimedia Systems, Inc., a multimedia and connectivity products company, from 1997 to 1999, and Chief Executive Officer of Read-Rite Corp., an electronic data storage products company, from 1984 to 1987. Mr. Meyercord is a Director and member of the Audit, Compensation, and Nominating and Corporate Governance Committees of Microchip Technology, Incorporated, a publicly-traded $900 million semiconductor manufacturer, and a Director, Chairman of the Compensation Committee and member of the Nominating and Corporate Governance Committee of Endwave Corporation, a publicly-traded supplier of RF subsystems for broadband wireless devices. Mr. Meyercord earned a B.S. in Mechanical Engineering from Purdue University in West Lafayette, Indiana and a M.S. in Engineering Administration from Syracuse University in Syracuse, New York.

Edward C. Ross Director since 2002	Dr. Ross has been a Director since June 2002. He is currently retired, having previously served as President (2000 through December 2004) and President Emeritus (January 2005 through December 2005) of TSMC North America, the multi-billion dollar US subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a Taiwanese semiconductor manufacturer. Previously, he was Senior Vice President of Synopsys, Inc., an electronic design automation supplier, from 1998 to 2000, and President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer, from 1995 to 1998. Dr. Ross has been a Director of publicly-traded semiconductor companies Volterra Semiconductor, Inc., since May, 2004, and Atmel Corporation since April 2008. Dr. Ross earned a B.S.E.E. from Drexel Institute of Technology (now Drexel University) in Philadelphia, Pennsylvania and a M.S.E.E., M.A., and Ph.D. in Solid State Electronics from Princeton University in Princeton, New Jersey.

David W. Sear Director since 2003	Dr. Sear has been a Director since December 2003. He currently is an independent consultant. Previously he was Chief Executive Officer of Forte Design Systems, an EDA software provider, from January 2006 through December 2006, and previously was the Chief Executive Officer of NeoAxiom, Inc., a semiconductor manufacturer, from February 2004 through December 2005. Prior to joining NeoAxiom, Dr. Sear was an independent consultant from April 2003 to February 2004. Dr. Sear also served as Chief Executive Officer of Optics Networks from January 2002 to March 2003. Previously, he served as President and Chief Executive Officer of Vaishali Semiconductor (1999 to 2002), President and Chief Operating Officer of Quality Semiconductor (1997 to 1999), President and Chief Executive Officer of Integrated Circuit Systems (1994 to 1997), President and Chief Operating Officer of Catalyst Semiconductor (1991 to 1994), as well as senior management positions with Fujitsu Microelectronics (1987 to 1991) and ICI Array Technology (1984 to 1987). Dr. Sear earned a B.Sc. in Electronic Engineering and a Ph.D. in Solid State Physics and Quantum Mechanics from the University of London in London, England.

John L. Sprague Director since 1996	Dr. Sprague has been a Director since July 1996 and previously from January 1994 until July 1995. He is a consultant and was President of John L. Sprague Associates, a consulting company, from 1988 through 2002. He was President and Chief Executive Officer of Sprague Electric Company, a manufacturer of electronics components, from 1981 to 1987, and served in various technical and operations positions with that company from 1959 to 1981. During the mid 1980s, when Dr. Sprague was President & CEO, Sprague Electric Company employed more than 10,000 persons worldwide and had revenues in excess of $500 million. Dr. Sprague is a Director of MRA Labs, a private research and development and electronic materials company and was a director of SIPEX Corporation, a publicly-traded semiconductor company from 1993 until May 2004. Dr. Sprague earned an A.B. in chemistry from Princeton University in Princeton, New Jersey, and a Ph.D. in chemistry from Stanford University in Stanford, California.

David L. Wittrock Director since 2003	Mr. Wittrock has been a Director since June 2003. Mr. Wittrock has been in private practice as a tax and financial consultant to high technology and healthcare companies since October 2002. Previously, he was Vice President, Finance and Business Affairs for Rioport, Inc., an applications service provider for digital music distribution, from 2000 through September 2002, and was a tax partner at KPMG, LLP from 1988 to 1999 where he served as the partner in charge of the tax practice professional standards for the firm’s Northern California offices. Mr. Wittrock is the past President of the Silicon Valley Chapter of Financial Executives International. Mr. Wittrock earned a B.S. in Business Administration, Accounting from Creighton University in Omaha, Nebraska and a J.D. from Drake University in Des Moines, Iowa.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3442

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any GOLD proxy card sent to you by Dialectic Capital.

If you have already done so, you have every legal right to change your vote by using the enclosed

WHITE proxy card to vote TODAY—by telephone,

by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Key product lines include protection devices for mobile handsets, HBLEDs, digital consumer electronics products and personal computers and mixed signal ICs for mobile handset displays. Detailed corporate and product information may be accessed at http://www.cmd.com.

Forward Looking Statement Disclaimer

All statements contained in this release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include that the mobile handset, high brightness LED, and digital consumer electronics markets on which we focus are high-growth markets; that our focus on these markets provides us with opportunity to grow even in down markets; that we have an opportunity to increase market share in these markets due in part to our strong product portfolio; that we have financial staying power to invest in the future; our near priorities, including those relating to financial performance such as revenue growth and returning to positive operating cash flow and profitability; and that we have the right plan and team to reach our goals and continue to create significant stockholder value. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our customers experience the demand we anticipate for their products, whether there is increasing economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, whether we have success in our R&D programs, and whether we incur unexpected operating expenses or obstacles to our cost reductions as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

Additional Information

This letter to stockholders is intended to be mailed to stockholders on or about August 4, 2009, and was made publicly available via news release on July 31, 2009.

In connection with its 2009 annual meeting of stockholders, California Micro Devices Corporation filed a cover letter to stockholders, notice of annual meeting, and definitive proxy statement with the Securities and Exchange Commission (“SEC”) on July 29, 2009. STOCKHOLDERS OF CALIFORNIA MICRO DEVICES CORPORATION ARE URGED TO READ THE COVER LETTER TO STOCKHOLDERS, NOTICE OF ANNUAL MEETING, AND DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the cover letter to stockholders, notice of annual meeting, and definitive proxy statement and other relevant documents when they become available by contacting investor relations at ir@calmicro.com, or by mail at California Micro Devices Corporation Investor Relations, 490 N. McCarthy Blvd., No. 100, Milpitas, CA 95051, or by telephone at 1- 408-934-3144. In addition, documents filed with the SEC by California Micro Devices Corporation are available free of charge at the SEC’s website at www.sec.gov. Furthermore, such documents and the annual report to stockholders and other information related to the annual meeting can be viewed on-line at http://annualmeeting.cmd.com

California Micro Devices Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of California Micro Devices Corporation in connection with the 2009 annual meeting of stockholders. Information regarding the special interests of these directors and executive officers in the proposed election of directors is included in California Micro Devices Corporation’s definitive proxy statement for its 2009 annual meeting which is available free of charge at the SEC’s website at www.sec.gov and at http://annualmeeting.cmd.com and from Investor Relations at California Micro Devices Corporation as described above.

For More Information Contact:

Kevin Berry, Chief Financial Officer

California Micro Devices

408-934-3144

Media Contact

Jeremy Jacobs / Rachel Ferguson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact

Arthur Crozier / Peter Walsh

Innisfree

212-750-5833